Exhibit 10.88

LEASE AGREEMENT
SECOND AMENDMENT

               THIS SECOND AMENDMENT (the “Second Amendment”) is made and entered into this the 22 day of February, 2001, by and between FRIO COUNTY, TEXAS, a political subdivision of the State of Texas, (the “Lessor”), and CORRECTIONAL SERVICES CORPORATION, a Delaware corporation (the “Lessee”), for the purposes of amending that certain Lease Agreement of the 26th day of November, 1997, by and between the Lessor and Lessee for the property known as the Frio County Detention Center (the “Detention Center”).

Witnesseth:

             WHEREAS, the original term of the Lease Agreement commenced on or about the 15th day of December, 1997, and was scheduled to expire on the 1st day of December, 2009; and

             WHEREAS, in consideration by Lessor for the extension of the Lease Agreement for a 5-year term to expire on the 1st day of December, 2014, Lessee agrees to amend and add language to provisions of the Lease Agreement to reflect the foregoing:

             NOW, THEREFORE, in light of the foregoing, and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the Lessor and Lessee hereby memorialize their agreement as follows:

Amending Section 4 (f) “Rent and Other Consideration.” of the Lease Agreement Section 4(f) of the Lease Agreement shall be, and is hereby, amended by adding the following language:

“It is further agreed and understood by Lessee that Lessee will remit to Lessor $ 1.00 per diem per non-Lessor prisoner incarcerated in the Detention Center on a quarterly basis, and, if the remittance is not received within a 30-day grace period following the end of such quarter, then such overdue payments due and owing to Lessor will be assessed a late charge that will be compounded at a monthly rate of 1.16% or the maximum provided by law, which ever is less.”

Amending Section 4 (h) “Rents and Other Consideration” of the Lease Agreement

“Any funds, fees, or any other monies payable by Lessor to Lessee under Intergovernmental Agreements which relate to the Detention Center will comply with V.T.C.A., Government Code, Section 2251.02, and will be due and payable on the 31st day after the day that Lessor a) received the goods under the lease under the Lease Agreement or b) after the performance of the service under the Lease Agreement is completed, or c) after receiving an invoice for the goods or services under the Lease Agreement.”

               This Second Amendment to me previously described Lease Agreement between Lessor and Lessee is incorporated in full into such Lease Agreement as if it had been originally agreed to on the date of the execution of the Lease Agreement.

               IN WITNESS WHEREOF, Lessor and Lessee have caused this Second Amendment to the Lease Agreement to be duly executed and delivered as of the date first written above.

ATTEST:		LESSOR:

/s/ GLORIA LEAL CUBRIEL		By:	/s/ CARLOS A. GARCIA
GLORIA LEAL CUBRIEL Frio County Clerk			CARLOS A. GARCIA Frio County Judge

		Date:	March 5, 2002

LESSEE:
CORRECTIONAL SERVICES CORPORATION A Delaware Corporation

By:	/s/ JAMES F. SLATTERY
Title:	CEO
Date:	2/22/02